Exhibit 99.1
MERCANTILE BANCORP COMPLETES ACQUISITION OF HNB FINANCIAL SERVICES, INC.
Quincy, IL, September 10, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it closed the acquisition of HNB Financial Services, Inc., a privately held bank holding company based in Hannibal, Missouri, on September 7, 2007. Mercantile first announced the acquisition in February 2007, and recently received regulatory approval to complete the acquisition. Mercantile also recently completed the financing necessary to complete the acquisition. The HNB transaction at closing was valued at approximately $30.4 million, or $145.69 per share. This represented an increase from the value originally announced in February 2007 of $30.2 million, or $144.56 per share, due to an adjustment to compensate HNB’s shareholders for HNB’s net income during the period July 1, 2007 through the closing date. HNB Financial and its operating subsidiary HNB Bank, reported balance sheet assets of approximately $166.5 million at August 31, 2007. Following the acquisition, the assets of Mercantile Bancorp, Inc. total in excess of $1.6 billion.
HNB’s five locations will continue to operate as HNB Bank. Mercantile intends to seek regulatory approval in 2008 to combine one of its existing Missouri-chartered banks, Perry State Bank, with certain operations of HNB Bank. The combined operations would have more than $330 million in assets and operate in the Missouri communities of Hannibal, Perry, Monroe City, Palmyra, Bowling Green, Troy and Wentzville.
“The expanded number of HNB locations will give us increased presence and market share in the Quincy-Hannibal market, which is growing in importance as a regional business hub,” said Ted T. Awerkamp, president and CEO of Mercantile Bancorp. “They complement and enhance Mercantile Bancorp locations in the area”. He explained this combination gives Mercantile Bancorp a continuous presence along a line in Missouri, tracking US Highway 61 from Palmyra in Marion County, south to St. Charles County in the northern part of the greater St. Louis market. Included in this area are some of Missouri’s most vibrant and fastest growing communities.
In addition to giving Mercantile five new locations, the HNB acquisition should facilitate operating efficiencies, generate economies of scale and create higher loan limits that could lead to increased lending opportunities, noted Awerkamp.
To help finance the acquisition, Mercantile issued and sold $20 million in trust preferred securities, scheduled to mature in 2037. The securities will feature a fixed interest rate until October 2017 and will then convert to an adjustable rate based on three-month LIBOR and reset quarterly. The securities are callable, at the company’s option, at par value on or after October 30, 2017. The remaining funding was secured with term debt from US Bank.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida. Mercantile offers a full range of commercial and consumer banking products and services, and has a thriving business in trust services, asset management, and financial services such as brokerage capabilities. Mercantile also has minority investments in eleven community banks in Missouri, Georgia, Florida, Colorado, California, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.

Exhibit 99.1
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
# # #